KPMG
1600 Market Street
Philadelphia, PA  19103-7212

                         Independent Accountants' Report


The Board of Directors
GE Capital Mortgage Services, Inc.:

We have examined management's assertion about GE Capital Mortgage Services, Inc.'s (the Company's) compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers for home equity loans (including those serviced by the Company pursuant to various pooling and servicing agreements relating to the Company's publicly rated mortgage-backed securities program) as of and for the year ended December 31, 1999, included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company has complied in all material respects with the aforementioned minimum servicing standards for home equity loans as of and for the year ended December 31, 1999, is fairly stated, in all material respects.


/s/ KPMG LLP

January 28, 2000

                                      GE Capital Mortgage Services, Inc.
                                      A Unit of GE Capital Mortgage Corporation
                                      Three Executive Campus, PO Box 5260
                                      Cherry Hill, NJ  08034-0455
                                      856 661-6100, 800 257-7818

As of and for the year ended December 31, 1999, GE Capital Mortgage Services, Inc. (the Company) has complied in all material respects with the minimum servicing standards for home equity servicers as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the minimum amount of $120 million and $20 million, respectively.


/s/ Greg Gibson
_________________________________________
Greg Gibson
Senior Vice President, Servicing
GE Capital Mortgage Services, Inc.